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                         Independent Auditors' Consent




Board of Directors
Tristar Corporation:

We consent to incorporation herein by reference of our report dated December 11, 1996, related to the consolidated balance sheets of Tristar Corporation and subsidiaries, as of August 31, 1996 and 1995, and the related consolidated statement of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended August 31, 1996, and the related schedule, which report appears in the August 31, 1996 annual report on Form 10-K of Tristar Corporation.

Our report refers to a change to the LIFO method of valuing inventory.



                                                /s/ KPMG Peat Marwick LLP
San Antonio, Texas
May 1, 1997